CUSIP No. 67010L100

EXHIBIT 99.1

Joint Filing Agreement

This Joint Filing Agreement, dated as of the date set forth below, is by and between LG Energy Solution, Ltd. and LG Chem, Ltd. (collectively, the “Filers”).

Each of the Filers may be required to file with the U.S. Securities and Exchange Commission a statement on Schedule 13D and/or 13G (including any amendments thereto, the “Statement”) with respect to the ordinary shares, no par value, of NOVONIX Limited, a corporation incorporated in Australia under the Corporations Act, 2001, beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the U.S. Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single Statement on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to the Statement, as required by such rule.

This Joint Filing Agreement may be terminated by either of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree. This Agreement may be executed in counterparts, which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 29th day of June, 2023.

LG Energy Solution, Ltd.

By:	/s/ Youngseop Kwon
Name:	Youngseop Kwon
Title:	Department Leader, M&A Department

LG Chem, Ltd.

By:	/s/ Jaywin Lee
Name:	Jaywin Lee
Title:	Vice President / Head of Department, M&A Department